PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 31, 2001)


                                  $192,290,000
                         PRINCIPAL AMOUNT PLUS INTEREST
                               LIQUIDITY FACILITY
                                       OF
                         FGIC SECURITIES PURCHASE, INC.
                                  IN SUPPORT OF
     CITY OF DETROIT WATER SUPPLY SYSTEM REVENUE REFUNDING SECOND LIEN BONDS
                      (VARIABLE RATE DEMAND), SERIES 2001-C


Date of the Bonds:  Date of Delivery                       Due:  July 1, 2029
                                                                 Price:  100%

                            -------------------------

         LIQUIDITY FACILITY: We are providing a Liquidity Facility for the Bonds described in this Prospectus Supplement. The Liquidity Facility will expire five years from the Date of Delivery, unless it is extended or terminated sooner in accordance with its terms.

         TERMS OF THE BONDS: The Bonds are self-liquidating (and not general) obligations of the City of Detroit, Michigan, a municipality organized and existing under the laws of the State of Michigan (the "Bond Issuer"). The Bonds are payable solely from Net Revenues of the City's Water Supply System (the "System"). "Net Revenues" are defined to be the amounts remaining from the income derived from the operation of the System (which includes income derived from rates, charges, fees and rentals charges for service as well as earnings derived from the investment of monies in certain of the funds and accounts established by the ordinances authorizing bonds for the System), after deducting the reasonable expenses of administration, operation and maintenance of the System. The rights of the owners of the Bonds are subordinate with respect to the Net Revenues and any other pledged funds or security to the rights of the owners of certain senior lien bonds, on a parity with the rights of the owners of other outstanding second lien bonds and second lien bonds issued in the future, and senior to the rights of the owners of any junior lien bonds issued as other than second lien bonds. The Bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this Prospectus Supplement.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Our obligations under the Liquidity Facility (the "Obligations") are not being sold separately from the Bonds. The Bonds are being sold under a separate disclosure document. The Obligations may not be separately traded. This Prospectus Supplement and the accompanying Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Bonds purchased by us.

         Unless the context otherwise requires, the terms "Company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  --------------------------------------------

SIEBERT BRANDFORD SHANK & CO., LLC                       GOLDMAN, SACHS & CO.

                  --------------------------------------------

             The date of this Prospectus Supplement is May 31, 2001

         You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this Prospectus Supplement to furnish information regarding our obligations under a Liquidity Facility in support of $192,290,000 aggregate principal amount of Water Supply System Revenue Refunding Second Lien Bonds (Variable Rate Demand), Series 2001-C which will be issued on or about June 7, 2001 by the City of Detroit, a municipality organized and existing under the laws of the State of Michigan (the "Bond Issuer"). The Bonds are authorized to be issued pursuant to the Revenue Bond Act of 1933, Act No. 94, Public Acts of Michigan, 1933, as amended (the "Act"). The Bonds are issued under Ordinance No. 30-95, adopted October 12, 1995, as amended and supplemented by Ordinance No. 34-95, adopted October 26, 1995, Ordinance No. 23-97, adopted July 9, 1997, and Ordinance No. 34-99, adopted November 4, 1999 (collectively, the "1995 Ordinance"). In addition to being issued pursuant to the 1995 Ordinance, the Bonds are being issued pursuant to a resolution adopted by the City Council of the City of Detroit on January 31, 2001 captioned in relevant part "A Resolution Authorizing the Issuance and Sale of Water Supply System Revenue Bonds of the City of Detroit of Equal Standing with the City's Water Supply System Revenue Bonds and Water Supply System Revenue Refunding Bonds Now Outstanding and Which May Remain Outstanding" which was amended on April 25, 2001, and a Sale Order of Finance Director of the City of Detroit with respect to $192,290,000 City of Detroit Water Supply System Revenue Refunding Second Lien Bonds (Variable Rate Demand), Series 2001-C dated May 31, 2001, including the Variable Rate Demand Bonds Supplement and Agreement attached thereto (collectively with the 1995 Ordinance, the "Indenture").

         U.S. Bank Trust National Association, Detroit, Michigan, has been appointed to act as trustee (the "Trustee") and U.S. Bank Trust National Association, New York, New York, has been appointed to act as tender agent (the "Tender Agent") for the Bonds. We will enter into a Standby Bond Purchase Agreement (the "Liquidity Facility") with the Trustee, pursuant to which we will be obligated under certain circumstances to purchase unremarketed Bonds from the holders optionally or mandatorily tendering their Bonds for purchase. In order to obtain funds to purchase the Bonds, we will enter into a Standby Loan Agreement with General Electric Capital Corporation ("GE Capital") under which GE Capital will be irrevocably obligated to loan funds to us as needed to purchase Bonds. Our obligations under the Liquidity Facility will expire on the date which is five years from the Date of Delivery of the Bonds, unless the Liquidity Facility is extended or terminated sooner in accordance with its terms.

         HEREINAFTER, ALL CAPITALIZED TERMS WHICH ARE NOT OTHERWISE DEFINED, WILL HAVE THE MEANINGS GIVEN TO SUCH TERMS IN THE INDENTURE.

                            DESCRIPTION OF THE BONDS

GENERAL

         The Bonds will be issued and delivered as fully registered bonds without coupons and, when executed and delivered, will be registered in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York ("DTC"). Principal of and premium, if any, and interest on the Bonds will be payable through the Tender Agent. Purchases of beneficial interests from DTC in the Bonds will be made in book-entry only form (without certificates) in Authorized Denominations. For so long as Cede & Co., as nominee of DTC, is Holder of the Bonds, payments of the principal of and premium, if any, and interest on the Bonds will be made directly to DTC. Disbursement of such payments to the beneficial owners is the responsibility of the Direct Participants and the Indirect Participants, as each such term is defined below under the heading "BOOK-ENTRY SYSTEM".

         The Bonds will initially bear interest at a Weekly Rate in the Weekly Rate Mode. If the initial Mode is changed from the Weekly Rate Mode, the Bonds may thereafter bear interest from time to time at (i) a Daily Rate during the Daily Rate Mode and (ii) a Weekly Rate during the Weekly Rate Mode if converted back from the Daily

Rate Mode to the Weekly Rate Mode. The Bonds may also be converted to a Fixed Rate as provided in the Indenture. All Bonds must bear interest in the same Mode. The Liquidity Facility only covers the purchase of tendered Bonds in the Daily Rate Mode or the Weekly Rate Mode. Interest will be computed, in the case of the Weekly Rate or the Daily Rate, on the basis of a 365 or 366-day year, as appropriate, for the number of days elapsed. While the Bonds are in the Weekly Rate Mode or the Daily Rate Mode, the Authorized Denominations will be $100,000 and any integral multiple of $5,000 above $100,000.

         Subject to applicable law, during the period in which the Liquidity Facility is effective, at no time will any Bonds (other than Provider Bonds, defined below) bear interest in excess of (i) eighteen percent (18%) per annum and (ii) with respect to Provider Bonds, the Provider Rate (as defined in the Liquidity Facility) (the "Maximum Interest Rate"). Any Bonds purchased with amounts drawn on the Liquidity Facility ("Provider Bonds") will not bear interest in excess of the lesser of (i) Provider Rate (as defined in the Liquidity Facility) or (ii) the maximum interest rate allowed by law.

         Interest on the Bonds will be payable by the Tender Agent (during a Daily Rate Mode or a Weekly Rate Mode) or the Trustee (during the Fixed Rate
Mode) on an "Interest Payment Date" which means, (i) while the Bonds are in the Weekly Rate Mode and in the Daily Rate Mode, the first business day of each calendar month and (ii) while the Bonds bear interest at the Fixed Rate, each January 1 and July 1.

         "Mode Change Date" means any date on which the Bonds are converted, or are proposed to be converted, from a Daily Rate to a Weekly Rate or from a Weekly Rate to a Daily Rate or to Fixed Rate designated in the manner set forth in the Indenture.

         "Rate Change Date" means (a) for each Rate Period during any Daily Rate Mode, each Business Day, (b) for each Rate Period during any Weekly Rate Mode, Wednesday, and (c) each Mode Change Date.

         "Rate Determination Date" means (a) for each Rate Period during any Daily Rate Mode, each Business Day, (b) for each Rate Period during any Weekly Rate Mode, Tuesday, or if such day is not a Business Day, then the immediately preceding Business Day, and (c) each Mode Change Date.

         "Rate Period" means, with respect to each Bond, each period commencing on a Rate Change Date for such Bond to and including the day immediately preceding the immediately succeeding Rate Change Date for such Bond (or the Maturity Date or date of redemption of such Bonds), during which period such Bond bears interest at one specific interest rate.

         The principal, Redemption Price and purchase price of, premium, if any, and interest on the Bonds will be payable in any coin or currency of the United States of America which, at the respective dates of payment of such Bonds, is legal tender for the payment of public and private debts.

         Subject to the last sentence of this paragraph, the principal and Redemption Price of Bonds bearing interest at a Daily Rate or a Weekly Rate will otherwise be payable at the principal office of the Tender Agent in New York, New York, upon presentation and surrender of such Bonds. Any payment of the purchase price of a tendered Bond (described below under the optional and mandatory tender provisions) will be payable at the designated corporate trust office of the Tender Agent (or at such other office as may be designated by the Tender Agent), upon presentation and surrender of such tendered Bond. The designated corporate trust office of the Trustee is 535 Griswold, Suite 740, Detroit, Michigan 48226, Attn: Corporate Trust Services, Telephone:
313-963-9428, Fax: 313-963-9428. The designated corporate trust office for the Tender Agent is 100 Wall Street, New York, New York 10005, Attn: Corporate Trust Services, Telephone: 212-361-2505, Fax: 212-509-4529. The Bonds will be issued initially in book-entry form only and, when delivered, will be registered in the name of a nominee of The Depository Trust Company, New York, New York ("DTC"), which will act as securities depository for the Bonds. NOTWITHSTANDING THE FIRST THREE SENTENCES OF THIS PARAGRAPH, SO LONG AS THE BONDS REMAIN IN BOOK-ENTRY ONLY FORM, PAYMENTS OF THE PRINCIPAL, REDEMPTION PRICE AND PURCHASE PRICE OF THE BONDS WILL BE MADE BY THE TRUSTEE OR TENDER AGENT TO DTC FOR SUBSEQUENT CREDIT TO DIRECT PARTICIPANTS AND DISBURSEMENT TO BENEFICIAL OWNERS. SEE BELOW UNDER THE HEADING "BOOK-ENTRY SYSTEM."

         Interest will be paid, except as provided under the heading "BOOK-ENTRY SYSTEM," (i) during the Daily Rate Mode or the Weekly Rate Mode by wire transfer of immediately available funds to the account specified by each Holder in writing to the Tender Agent acting as Paying Agent and (ii) during the Fixed Rate Mode by check mailed on the applicable Interest Payment Date to the persons appearing on the Registry as the Holders of such Bonds as of the Record Date at the addresses of such Holders as they appear on the Registry or, at the option of any Holder of at least $1,000,000 aggregate principal amount of the Bonds by wire transfer of immediately available funds to the account specified by such Holder in writing to the Trustee acting as Paying Agent.

INTEREST RATE PROVISIONS

         Daily Rate Mode. For each Rate Period during the Daily Rate Mode, the Bonds will bear interest beginning on the Rate Change Date at the Daily Rate determined on the Rate Determination Date in the following manner for each such Rate Period. The Daily Rate will be determined by the Remarketing Agent as the minimum rate of interest that, under then existing market conditions, would result in the sale of the Bonds in the Daily Rate Mode at a price equal to 100% of the principal amount thereof. No later than 10:00 a.m., New York time, on the Rate Determination Date for each such Rate Period, the Remarketing Agent will determine, and is required to give notice (by electronic means or by facsimile) to the Tender Agent of, the Daily Rate. In the event that the Daily Rate is not determined by the Remarketing Agent, the rate of interest borne by the Bonds bearing interest at a Daily Rate will be equal to the most recent BMA Municipal Swap Index (or if such index is no longer published, a new third-party index selected in good faith by the Bond Issuer) until the Remarketing Agent next determines the Daily Rate as required under the Indenture.

         Weekly Rate Mode. For each Rate Period during any Weekly Rate Mode, the Bonds will bear interest beginning on the Rate Change Date at the Weekly Rate determined on the Rate Determination Date in the following manner for each such Rate Period. The Weekly Rate will be determined by the Remarketing Agent as the minimum rate of interest that, under then existing market conditions, would result in the sale of the Bonds in the Weekly Rate Mode at a price equal to 100% of the principal amount thereof. No later than 4:00 p.m., New York time, on the Rate Determination Date for each such Rate Period, the Remarketing Agent will determine the Weekly Rate for the period commencing on the immediately succeeding Wednesday or the Mode Change Date and ending on the next succeeding Tuesday. In the event that the Weekly Rate is not determined by the Remarketing Agent on a Rate Determination Date, the rate of interest borne by the Bonds bearing interest at a Weekly Rate will be equal to the BMA Municipal Swap Index (or if such index is no longer published, a new third-party index selected in good faith by the Bond Issuer) until the Remarketing Agent next determines the Weekly Rate as required under the Indenture.

CONVERSION OF INTEREST RATE MODE

         The Bond Issuer may designate a different Mode for all Bonds during a Daily Rate Mode or a Weekly Rate Mode, on any Interest Payment Date. All Bonds must bear interest in the same Mode.

         At least 15 days prior to the Mode Change Date from the Daily Rate Mode to the Weekly Rate Mode or from the Weekly Rate Mode to the Daily Rate Mode and at least 30 days prior to the Mode Change Date to the Fixed Rate Mode, the Tender Agent will give written notice of such election by the Bond Issuer to the Holders of all Bonds, which notice will state (i) the Mode Change Date, (ii) the Mode to become effective, and (iii) that the Bonds will be subject to mandatory tender on such Mode Change Date.

         If the conditions to a conversion to a different Mode are not satisfied (including the condition that a Favorable Bond Counsel Opinion be delivered to the Tender Agent), the Bonds will continue to be subject to mandatory tender and will continue to bear interest in the Mode in effect prior to the proposed Mode Change Date.

         The Bond Issuer will evidence such designation of a subsequent Mode and Mode Change Date for the Bonds by giving written notice to the Trustee, the Tender Agent, the Remarketing Agent, the Company or the issuer of an alternate liquidity facility (the "Provider"), the Insurer and each Rating Agency then maintaining a rating on the Bonds, specifying the Mode in which such Bonds will operate and the Mode Change Date. Upon receipt of such notice from the Bond Issuer, the Tender Agent, at least 15 days prior to each Mode Change Date, will give notice to each Holder of Bonds of the mandatory tender for purchase of the Bonds on the Mode Change Date.

         OTHER MODES. FOR INFORMATION RELATING TO THE DETERMINATION OF INTEREST RATES DURING THE FIXED RATE MODE, PLEASE CONSULT THE INDENTURE, WHICH MAY BE OBTAINED FROM THE BOND ISSUER. THE LIQUIDITY FACILITY DOES NOT SUPPORT BONDS THAT ARE IN THE FIXED RATE MODE.

OPTIONAL TENDER PROVISIONS DURING WEEKLY RATE MODE OR DAILY RATE MODE

         Purchase on Demand of Holder While Bonds Bear Interest at the Daily Rate. While the Bonds are in the Daily Rate Mode, each Bond (or portion of such Bond in an Authorized Denomination) will be purchased on any Business Date upon the demand of the Holder of such Bond, at a purchase price equal to 100 percent of the principal amount of such Bond plus accrued interest, if any, to such Purchase Date, upon irrevocable telephonic or spoken or written notice (which telephonic or other spoken notice will be confirmed in writing, and which written notice may be given by telecopy or other electronic means) to the Tender Agent. Such notice must be received not later than 11:00 a.m. (or such other time as may be agreed to by the Provider, the Remarketing Agent and the Tender Agent), New York time, on a Business Day in order to be effective on that date. Any notice received after such time will be deemed given on the next succeeding Business Day. Such notice must specify (i) the principal amount and number of such Bond being tendered, and (ii) the Purchase Date on which such Bond is to be purchased.

         Purchase on Demand of Holder While Bonds Bear Interest at the Weekly Rate. While the Bonds are in the Weekly Rate Mode, each Bond (or portion of such Bond in an Authorized Denomination) will be purchased on any Business Day, which will be not less than seven calendar days after the date such notice is received in the manner described in the next sentence, at a purchase price equal to 100 percent of the principal amount of such Bond plus accrued interest, if any, to such Purchase Date. To effect such purchase during a Weekly Rate Mode, an Holder must deliver, on any Business Day, to the Tender Agent, irrevocable written notice (which may be given by telecopy). Such notice must be received by the Tender Agent, the Trustee and the Remarketing Agent not later than 4:00 p.m., New York time, on a Business Day in order to be effective on that day. Any notice received after such time will be deemed given on the next succeeding Business Day. Such notice must specify (i) the principal amount and number of such Bond, and the principal amount of such Bond being tendered, and (ii) the Purchase Date on which such Bond is to be purchased.

         Effect of Tender Notice. Each tender notice will automatically constitute (A) an irrevocable offer to sell the Bond or portion thereof to which the notice relates on the date the Bonds are purchased to any purchaser selected by the Remarketing Agent, at the Purchase Price, (B) an irrevocable authorization and instruction to the Tender Agent to effect transfer of such Bond or portion thereof upon payment of such Purchase Price to the Tender Agent on the date the Bonds are purchased, (C) an irrevocable authorization and instruction to the Tender Agent to effect the exchange of the Bond to be purchased in whole or in part for other Bonds evidencing principal in an equal aggregate amount so as to facilitate the sale of such Bond or portion thereof, and (D) an acknowledgment that such Holder will have no further rights with respect to such Bond or portion thereof upon payment of the Purchase Price by the Tender Agent on the date the Bonds are purchased, except for the right of such Holder to receive such purchase price upon surrender of such Bond to the Tender Agent.

MANDATORY TENDER PROVISIONS

         Bonds bearing interest in the Daily Rate Mode or the Weekly Rate Mode (other than Provider Bonds) are subject to mandatory tender by the Holders thereof to the Tender Agent on each date described below at a purchase price equal to 100% of the principal amount thereof plus accrued interest, if any, to the purchase date therefor (unless purchased on an Interest Payment Date):

         (i) on each Mode Change Date and any proposed Mode Change Date, including, without limitation, a proposed Fixed Rate Conversion Date;

         (ii) while a Liquidity Facility is required, at least two Business Days prior to the last day on which funds will be available under the Liquidity Facility following notice by the Provider to the Tender Agent of the occurrence and continuation of a default under the Liquidity Facility;

         (iii) while a Liquidity Facility is required, on the second Business Day preceding the expiration date of a Liquidity Facility if by the 20th day preceding such expiration date, a notice of extension of the current Liquidity Facility or a commitment to deliver an alternate liquidity facility has not been delivered; and

         (iv) on the effective date of an alternate liquidity facility if the provider of such alternate liquidity facility is not the Company.

         AN HOLDER OF A BOND SUBJECT TO MANDATORY TENDER MAY NOT ELECT TO RETAIN ITS BONDS.

         With respect to a mandatory tender described in clause (i) above, the Tender Agent is required to give notice to the Holders of such Bonds at least 15 days prior to the Mode Change Date from the Daily Rate Mode to the Weekly Rate Mode or from the Weekly Rate Mode to the Daily Rate Mode and at least 30 days prior to the Mode Change Date to the Fixed Rate Mode, stating the Mode Change Date and that such Bonds are required to be purchased on such Mode Change Date.

         With respect to a mandatory tender described in clauses (ii), (iii) and
(iv) above, the Tender Agent is required to give notice to the Holders of such Bonds at least 15 days prior to the date of mandatory tender.

         Source of Funds to Purchase Bonds. On each date that Bonds are to be purchased, the Tender Agent will purchase, but only from the funds listed below, such Bonds from their Holders at a purchase price equal to the principal amount of such Bonds, plus accrued interest, if any, to the date of purchase. Funds for the payment of such purchase price will be derived from the following sources in the order of priority indicated:

         1. proceeds of the sale of such Bonds by the Remarketing Agent to the extent such funds are then available to the Tender Agent;

         2. moneys representing proceeds of a drawing by the Trustee at the direction of the Tender Agent under the Liquidity Facility.

         None of the Bond Issuer, the Trustee, the Tender Agent or the Remarketing Agent will be obligated to provide funds for the payment of the Purchase Price from any other source.

         The Tender Agent is required to pay the purchase price of each Tendered Bond to the Holder of such Tendered Bond by 3:00 p.m., New York time, on the purchase date, provided that such Holder has delivered such Tendered Bond with any necessary endorsements to the designated office of the Tender Agent no later than 12:00, New York time, on such date.

         Tender Agent to Hold Bonds and Moneys in Trust.  The Tender Agent will:

         (a) hold all Bonds delivered to it in trust for the benefit of their respective Holders which will have so delivered such Bonds until moneys representing the purchase price of such Bonds will have been delivered to or for the account of or to the order of such Holders; and

         (b) hold all moneys delivered to it under the Indenture for the purchase of Bonds in trust for the benefit of the person or entity which will have so delivered such moneys, and not invest such funds or commingle such funds with its general funds, until the Bonds purchased with such moneys will have been delivered to or for the account of such person or entity.

         Delivery of Purchased Bonds. Delivery of Bonds purchased in accordance with the provisions of the Indenture will be delivered as follows:

         Bonds purchased with moneys representing the proceeds of sale of such Bonds will be delivered to the Remarketing Agent no later than 1:30 p.m., New York City time on the date of purchase against payment therefor in immediately available funds in an amount equal to the purchase price therefor and will be registered in the name of the respective purchasers of such Bonds; and

         Bonds purchased with moneys drawn under the Liquidity Facility will be registered in the name of the Provider or its nominee and delivered to the Tender Agent and held by the Tender Agent in accordance with the terms of the Indenture.

         Delivery of Proceeds of Sale. The proceeds of the sale by the Remarketing Agent of any Bond will be turned over to the Tender Agent for redelivery to the person who delivered such Bond to the Tender Agent. The proceeds of the sale by the Remarketing Agent of any Provider Bonds will be paid to the Provider in accordance with the terms of the Liquidity Facility.

         Provider Bonds.

         (a) Registration of Provider Bonds. Bonds purchased by the Provider constitute Provider Bonds which will, immediately, upon receipt thereof by the Tender Agent, be registered in the name of the Provider or its nominee and held by the Tender Agent for the benefit of the Provider.

         (b) Deposit of Proceeds of Remarketing of Provider Bonds. To the extent amounts are due and owing the Provider under the Liquidity Facility, the proceeds of the remarketing of Provider Bonds will be held by the Tender Agent for the account of, and in trust solely for, the Provider, will not be commingled with any other moneys held by the Tender Agent, and will be paid over immediately to the Provider.

         (c) Principal and Interest Payments on Provider Bonds. Prior to the release of Provider Bonds to the Remarketing Agent, the Trustee will, on the dates determined in accordance with the Liquidity Facility, apply Net Revenues to the payment of principal of, and interest on, amounts owed to reimburse the Provider for paying a drawing for the purchase price of tendered Bonds in the manner provided in the Indenture, but the Trustee will not draw on the Liquidity Facility or use moneys provided pursuant to draws on the Liquidity Facility to purchase Provider Bonds.

REMARKETING AGREEMENT

         The Bond Issuer will enter into a Remarketing Agreement, dated June 7, 2001 (the "Remarketing Agreement"), with Goldman, Sachs & Co., as remarketing agent (the "Remarketing Agent"), pursuant to which the Remarketing Agent undertakes, among other things, to use its best efforts to remarket all Bonds tendered for purchase while they accrue interest in the Weekly Rate Mode or the Daily Rate Mode. The Bond Issuer or the Remarketing Agent may terminate the Remarketing Agreement under the circumstances and in the manner described in the Remarketing Agreement. Upon termination of the Remarketing Agreement, the Bond Issuer will appoint a replacement remarketing agent in accordance with the Indenture.

REDEMPTION PROVISIONS

         Redemption of Bonds. The Bonds will be subject to redemption prior to their maturity date in the amounts, at the times and in the manner provided in this Section.

         (a) Optional Redemption. Bonds in a Daily Rate Mode or a Weekly Rate Mode will be subject to redemption prior to their maturity date at the option of the Bond Issuer, in whole on any Business Day or in part (and, if in part, in an Authorized Denomination) on any Interest Payment Date during such Daily Rate Mode or Weekly Rate Mode at a Redemption Price equal to 100 percent of the principal amount of such Bonds, plus accrued interest, if any, to the redemption date. Bonds in a Fixed Rate Mode will be subject to redemption prior to their maturity date at the option of the Bond Issuer as described in the Indenture.

         (b) Mandatory Sinking Fund Redemption. The Bonds are subject to mandatory sinking fund redemption prior to maturity in part, by lot, at a Redemption Price equal to 100 percent of the principal amount of such Bonds to be redeemed, without premium, plus accrued interest to the date of redemption, on July 1 in each of the years and in the amounts set forth in the schedule included in the Indenture for the mandatory sinking fund redemption of the Bonds.

         (c)      General Provisions Regarding Redemptions of Bonds.

                  (i) Notice of Redemption. Whenever Bonds are to be redeemed, the Trustee will give notice of the redemption of the Bonds, which notice will specify, among other things, the redemption date, the Redemption Price the place and manner of payment and that from the redemption date interest will cease to accrue on the Bonds which are the subject of such notice. Notice of the redemption of Bonds will be given by first class mail, postage prepaid, not less than 15 days (when the Bonds are in the Daily Rate Mode or the Weekly Rate Mode) or 30 days (when the Bonds are in the Fixed Rate Mode) or more than 60 days prior to the redemption date, to the registered owners of the Bonds to be redeemed. So long as all Bonds are in book-entry only form with DTC, redemption notices shall be sent to DTC only. Failure to give notice to a particular Holder or a defect in the notice will not affect the validity of any proceedings for redemption as to any other Bond.

                  (ii) Selection of Bonds to be Redeemed. The Bonds to be called must be in Authorized Denominations. In all cases, Provider Bonds will be selected for redemption before other Bonds. Subject to the preceding sentence, if less than all of the Bonds are called for redemption, the particular Bonds (or portions thereof) to be redeemed will be selected by lot in such manner as the Trustee may determine among such Bonds. So long as all Bonds are in book-entry only form with DTC, DTC shall select the Bonds to be redeemed. If a Bond is redeemed in part, new Bonds representing the unredeemed balance shall be issued to the Holder thereof without charge therefor.

                  (iii) Effect of Redemption. Interest will not accrue after the redemption date on any Bond called for redemption if notice has been given and if sufficient moneys have been deposited with the Trustee to redeem such Bonds.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the Bonds. The Bonds will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered Bond certificate will be issued for each maturity of the Bonds, each in the aggregate principal amount of such maturity, and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

         Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC's records. The ownership interest of each actual purchaser of each Bond ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the

Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

         To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co, or such other name as may be requested by an authorized representative of DTC. The deposit of Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC's records reflect only the identity of the Direct Participants to whose accounts such Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to DTC. If less than all of the Bonds are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in the Bonds to be redeemed.

         Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Bonds. Under its usual procedures, DTC mails an Omnibus Proxy to the Bond Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Bonds are credited on the record date (identified in a listing attached to the Omnibus Proxy).

         Principal and interest payments and payments of purchase price with respect to the Bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Bond Issuer or the Trustee or the Tender Agent on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trustee or the Tender Agent or the Bond Issuer subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Bond Issuer or the Trustee or the Tender Agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

         A Beneficial Owner shall give notice to elect to have its Bonds purchased or tendered, through its Participant, to the Tender Agent, and shall effect delivery of such Bonds by causing a Direct Participant to transfer the Participant's interest in the Bonds, on DTC's records, to the Tender Agent. The requirement for physical delivery of the Bonds in connection with an optional or mandatory tender will be deemed satisfied when the ownership rights in the Bonds are transferred by Direct Participants on DTC's records and followed by a book-entry credit of tendered Bonds to the Tender Agent's DTC account.

         Notwithstanding the foregoing, in the event any Bond is tendered but not remarketed, with the result that such Bond becomes a Provider Bond, the Trustee, the Tender Agent and the Bond Issuer will, if requested by the Provider, take all such actions as shall be necessary to remove such Provider Bonds from the book-entry system of DTC and to register such Provider Bond in the name of the Provider. Provider Bonds not in the book-entry system of DTC will be held by the Provider, or at the option of the Provider, by the Tender Agent on behalf, and for the benefit, of the Provider. At such time as all Provider Bonds have been remarketed and the Liquidity Facility has been reinstated in full, the Trustee, the Tender Agent and the Bond Issuer will take all such actions as shall be necessary to return the Bonds to the full book-entry system of DTC.

         The Bond Issuer and the Underwriters cannot and do not give any assurances that DTC, the Direct or Indirect Participants or others will distribute payments of principal, interest or premium or the Purchase Price with respect to the Bonds paid to DTC or its nominee as the Holder, or will distribute any redemption notices or other notices, to the Beneficial Owners, or that they will do so on a timely basis or will serve and act in the manner described in this Prospectus Supplement. The Bond Issuer and the Underwriters are not responsible or liable for the failure of DTC or any Participant to make any payment or give any notice to a Beneficial Owner with respect to the Bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the Bonds, payment of principal, interest and other payments on the Bonds to DTC Participants or Beneficial Owners, confirmation and transfer of beneficial ownership interests in such Bonds and other related transactions by and between DTC, the DTC Participants and the Beneficial Owners is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC Participants nor the Beneficial Owners should rely on the foregoing information with respect to such matters, but should instead confirm the same with DTC or the DTC Participants, as the case may be.

         DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving notice to the Trustee and the Tender Agent and discharging its responsibilities with respect thereto under applicable law or the Bond Issuer may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. In the event that the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO HOLDERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DIRECT PARTICIPANT, OR OF ANY DIRECT OR INDIRECT PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON SUCH NOTICE.

                             THE LIQUIDITY FACILITY

         The Obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The Obligations are not issued under an indenture. As of the date of this Prospectus Supplement, we have approximately $3 billion of obligations currently outstanding, including the Obligations we are issuing under this Prospectus Supplement.

         Holders of the Bonds to which the Obligations relate will be entitled to the benefits and will be subject to the terms of the Liquidity Facility. Under the Liquidity Facility, we agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Bonds. Our obligation under the Liquidity Facility will be sufficient to pay a purchase price equal to the principal of and up to 34 days' interest on the Bonds at an assumed rate of 18% per year.

TERMINATION EVENTS

         The scheduled expiration date of the Liquidity Facility is five years from the Date of Delivery of the Bonds, unless it is extended or terminated sooner in accordance with its terms.

         The Indenture will specify certain circumstances where we must purchase Bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. Under certain circumstances, we may terminate our obligation to purchase Bonds. The following events would permit such termination:

         (a) (i) any portion of the commitment fee for the Liquidity Facility has not been paid when due on the quarterly payment date or (ii) any other amount payable under the Liquidity Facility has not been paid when due, and in either case, such failure shall continue for three business days after notice thereof to the Bond Issuer;

         (b) the State of Michigan takes any action which would have a materially adverse effect on the ability of the Bond Issuer to comply with the payment and security interest and lien covenants and obligations under the Bonds, the Indenture, the Liquidity Facility or the Payment Agreement between the Bond Issuer and the Company dated as of the date of the Liquidity Facility (the "Payment Agreement"), and all other documents relating to the issuance of the Bonds, or any right or remedy of the Company or any Holders of the Bonds from time to time to enforce such covenants and obligations;

         (c) (i) the Bond Issuer fails to observe or perform any covenant or agreement contained in the Bonds, the Indenture, the Liquidity Facility or the Payment Agreement (and any amendments, substitutions or modifications thereof), and, if such failure is the result of a covenant breach which is capable of being remedied, such failure continues for ninety (90) days following written notice thereof to the Bond Issuer from the Company, provided that if any such failure (other than a payment default) shall be such that it cannot be cured or corrected within such ninety day period, it shall not constitute an event of default if curative or corrective action is instituted within such period and diligently pursued until the failure of performance is cured or corrected, or
(ii) there has not been, at all times a Remarketing Agent performing the duties set forth in the Indenture;

         (d) an event of default has occurred and is continuing under any of the Indenture, the Liquidity Facility, the Payment Agreement or the Remarketing Agreement (and any amendments, substitutions or modifications thereof), as "event of default" is defined in the applicable document;

         (e) any representation, warranty, certification or statement made by the Bond Issuer in the Indenture, the Liquidity Facility, the Payment Agreement or the Remarketing Agreement (and any amendments, substitutions or modifications thereof) or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made;

         (f) any default by the Bond Issuer has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the Bond Issuer, under any "Related Documents," as defined in the Liquidity Facility, which is senior to, or on parity with, the Bonds;

         (g) the Bond Issuer files a petition in voluntary bankruptcy, for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

         (h) a court of competent jurisdiction shall enter an order, judgment or decree declaring the Bond Issuer insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Bond Issuer, or approving a petition filed against the Bond Issuer seeking reorganization of the Bond Issuer under any applicable law or statute of the United States of America or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of the entry thereof;

         (i) under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the Bond Issuer and such custody or control shall not be terminated within (60) days from the date of assumption of such custody or control;

         (j) any material provision of the Indenture, the Liquidity Facility, the Payment Agreement, the Remarketing Agreement and all other documents relating to the issuance of the Bonds or the Bonds (including Provider Bonds) shall cease for any reason whatsoever to be a valid and binding agreement of the Bond Issuer, or the Bond Issuer shall contest the validity or enforceability thereof; or

         (k) failure to pay when due any amount payable under any Bonds (regardless of any waiver thereof by the holders of the Bonds).

         Upon the occurrence of a Termination Event, we may deliver notice to the Bond Issuer, the Trustee, the Tender Agent, and the Remarketing Agent regarding our intention to terminate the Liquidity Facility. In that case, the Liquidity Facility would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a Business Day, on the next Business Day. Before the time at which termination takes effect, the Bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the Liquidity Facility. The termination of the Liquidity Facility, however, does not result in an automatic acceleration of the Bonds.

         The obligations of the Bond Issuer are as described in a separate disclosure document relating to the Bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the Liquidity Facility, we will enter into a standby loan agreement (the "Standby Loan Agreement") with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase Bonds. The amount of each loan under the Standby Loan Agreement will be no greater than the purchase price for tendered Bonds. The purchase price represents the outstanding principal amount of the tendered Bonds and interest accrued on the principal to but excluding the date we borrow funds under the Standby Loan Agreement. Each loan will mature on the date that the Liquidity Facility terminates in accordance with its terms. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Bonds. When we wish to borrow funds under the Standby Loan Agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. No later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on such date), GE Capital will make available the amount of the borrowing requested.

         The Standby Loan Agreement will expressly provide that it is not a guarantee by GE Capital of the Bonds or of our obligations under the Liquidity Facility. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered Bonds with the funds provided under the Standby Loan Agreement.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:


                                 Year Ended December 31,                                           Three Months
        -----------------------------------------------------------------------------                  Ended
      1996               1997               1998                1999                2000            March 31, 2001
----------------   ----------------   ----------------    ----------------    ----------------    ----------------

      1.53               1.48               1.50                1.60                1.52                1.55



For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of such rentals.

            WHERE YOU CAN FIND MORE INFORMATION REGARDING GE CAPITAL

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                INCORPORATION OF INFORMATION REGARDING GE CAPITAL

         The SEC allows us to "incorporate by reference" information into this Prospectus Supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus Supplement, except for any information superseded by information in this Prospectus Supplement. This Prospectus Supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.



         DOCUMENT                                           PERIOD
         --------                                           ------
         Annual Report on Form 10-K....................     Year ended December 31, 2000

         Quarterly Report on Form 10-Q.................     Quarter ended March 31, 2001



                                  LEGAL MATTERS

         The legality of the Obligations has been passed upon by senior counsel to Financial Guaranty Insurance Company, an affiliate of the Company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus Supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus Supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)



         ------------------------------------ ------------------------------------- ---------------------------------





         --------------          ------------ --------------         -------------- -----------          ------------
          11:30 a.m.             11:45 a.m.                            2:15 p.m.                          2:30 p.m.

              [1]                    [2]                                  [3]                                [4]


         1. Tender Agent or the Trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of Bonds to be purchased by FGIC-SPI on the Purchase Date.

         2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

         3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

         4. FGIC-SPI purchases Bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

                                 $1,000,000,000

                         PRINCIPAL AMOUNT PLUS INTEREST

                         LIQUIDITY FACILITY OBLIGATIONS

                                       OF

                         FGIC SECURITIES PURCHASE, INC.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending upon the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.





The date of this Prospectus is May 31, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 all heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. In the event that the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities, from the holders desiring to tender their securities (the "put option") or upon certain other events. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified Linked Rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, in the event the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, such Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which such INFLO Owner desires a fixed rate of interest. The net effect of such purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of such combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until such time as VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until such time as a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if such amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated upon the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. In the event of a termination of the obligations of the Company under the standby purchase agreement or similar contractual agreement, the securities will be subject to a mandatory tender. Prior to such time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that such ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary, upon receipt of an appropriate demand for payment, the purchase price for the Securities to which such Liquidity Facility relates. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which such facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of such securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

                                TABLE OF CONTENTS

                                              Page

PROSPECTUS SUPPLEMENT
INTRODUCTION.......................................S-1

DESCRIPTION OF THE BONDS...........................S-1

BOOK-ENTRY SYSTEM..................................S-7

THE LIQUIDITY FACILITY.............................S-9

THE STANDBY LOAN AGREEMENT;
      GE CAPITAL...................................S-11

LEGAL MATTERS......................................S-12

EXPERTS............................................S-13

WHERE YOU CAN FIND MORE
     INFORMATION...................................2

INCORPORATION BY REFERENCE.........................3

SUMMARY............................................4

THE COMPANY........................................5

THE LIQUIDITY FACILITIES...........................5

THE STANDBY LOAN AGREEMENT.........................5

PLAN OF DISTRIBUTION...............................6

EXPERTS............................................6





                                  $192,290,000

                         principal amount, plus interest

                         LIQUIDITY FACILITY OBLIGATIONS



                                    issued by



                                 FGIC Securities
                                 Purchase, Inc.

                                  in support of

                   City of Detroit Water Supply System Revenue
                          Refunding Second Lien Bonds
                      (Variable Rate Demand), Series 2001-C



                              PROSPECTUS SUPPLEMENT

                                  May 31, 2001